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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) April 8, 1998
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                        AUTOMOTIVE PERFORMANCE GROUP, INC
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        Delaware                          0-23705
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(State or other jurisdiction            (Commission            (IRS Employer
    of incorporation)                   File Number)         Identification No.)


     1207 N. Miller Road   Tempe, Arizona                        85281
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   (Address of principal executive offices)                    (Zip Code)


                                 (602) 967-5990
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               Registrant's telephone number, including area code



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ITEM 1. CHANGES OF CONTROL OF REGISTRANT.

(a) A change of control of the Registrant occurred effective April 16, 1998, when an Agreement and Plan of Merger with International Motor Sports Group Holding, Inc. ("IMSG-H") became effective. Under said Agreement, on the effective date IMSG-H merged into the Registrant and was extinguished. The shareholders of IMSG-H all became shareholders of the Registrant.

Prior to the Merger, there were 7,833,902 common shares and no preferred shares of the Registrant issued and outstanding. Pursuant to the Merger, there were issued 108,930,887 common shares and no preferred shares to the shareholders of IMSG-H pro rata. As of the Effective date, there were 116,764,789 shares issued and outstanding, of which 93.3% were held by former shareholders of IMSG-H, and 6.7% were held by previous shareholders of the Registrant. In addition, previous shareholders of IMSG-H also had the rights to purchase shares by Warrants and employee stock options, which rights continued as to the Registrant.

Effective on the Merger date, the shares issued and outstanding were reduced 20 to 1; said reduction also applied to all shares subject to warrants and options. Therefore, immediately after the Effective date there were 5,838,239.45 shares outstanding.

All of the four Directors of the Registrant continue as Directors. The President of the Registrant is now Vice Chairman, and remains President of the Klein Engines and Competition Components, Inc., a Delaware Company. Andrew Evans, Chairman and President of IMSG-H became the Chairman and President of the Registrant and a Director pursuant to the terms of the Merger. Subsequently, two additional Directors and one-non-voting Director who also was appointed Secretary were elected. The names of the entire Board were filed in a prior 8-K on May 1, 1998.

Three shareholders of IMSG-H controlled most of the shares. Those shareholders are all under the effective direction of Andrew Evans. Those shareholders are Dominion Income Management, Inc., Dominion Income Management, Inc. Profit Sharing Plan, and Maritime Capital Partners, LP. Acquisition of control of the Registrant was effected solely by exchange of shares whereby additional initial shares of the Registrant were issued for all of the shares of IMSG-H.

(b) Although warrants and options exist with respect to former shareholders of IMSG-H, exercise thereof would not change the control of the Registrant.

ITEM 8.  CHANGE OF FISCAL YEAR

Pursuant to the Merger Agreement, the Registrant, which had a fiscal year ending Sept 30, adopted a common fiscal year with IMSG-H of December 31st.

Signed this 1st day of May, 1998 by:


{James R.Medley}
James R. Medley, Treasurer